Exhibit 10.1

Hyatt Hotels Corporation 71 South Wacker Drive Chicago, IL 60606 USA T: +1 312.750.1234 F: +1 312.780.5282

July 31, 2012

Mr. Gebhard Rainer

Säumerstrasse 28A

8800 Thalwil

Switzerland

Dear Gebhard:

This letter agreement will set forth the terms of your employment as Executive Vice President and Chief Financial Officer of Hyatt Hotels Corporation (the “Company”), subject to your review of and agreement with the terms set forth in this letter agreement.

Position:	Executive Vice President and Chief Financial Officer of the Company.

Report To:	CEO of the Company

Commencing:	August 15, 2012

Base Salary:	Commencing August 15, 2012, $600,000 on an annualized basis (payable in accordance with the Company’s normal payroll of base salary to senior executives), less required tax and other authorized withholdings. Your base salary will be reviewed annually at the same time as other senior executives and may be adjusted in the Company’s discretion.

Bonus:

Your target incentive bonus will be 90% of your base salary if target performance is achieved and up to 135% of base salary at maximum performance. For the avoidance of doubt, you are not entitled to any minimum incentive bonus award. All incentive payments remain subject to the terms and conditions of the Executive Incentive Plan for the applicable performance year. Your actual 2012 bonus will be calculated based on a combination of your performance as Managing Director, EAME and CFO. The evaluation of accomplishments will be based on achievement of budgeted Company EBITDA, achievement of function- or business line-specific performance and personal goals, and will be payable as provided under the 2012 Bonus Plan. Bonuses and the terms of any bonus plans for 2012 and beyond are not guaranteed.

Equity Participation:	For the 2013 fiscal year and thereafter, you will be eligible for annual grants under the Amended and Restated Hyatt Long Term Incentive Plan (as amended from time to time, “LTIP”) similar to other executive officers of Hyatt. Such annual grants currently take the form of stock appreciation rights (“SARs”), restricted stock units (“RSUs”) that vest pro rata annually over the vesting period determined by the Compensation Committee, and restricted stock that vests based on performance as determined by the Compensation Committee (“RS”). All equity incentive grants, whether annual or supplemental, will be subject to the terms and conditions set forth in the LTIP and the applicable award agreements approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

It is expected that there will be annual grants of RSUs, SARs, and RS for your position commencing in 2013. The value of your annual grants will be determined by the Compensation Committee based on factors that include market practice relative to an approved peer group of organizations. Consequently, the value of long-term incentive awards are subject to change.

Benefits:	As an associate of the Company, you will receive the following benefits:

•	Medical and Dental insurance
•	Life Insurance
•	401(k) and Retirement Savings Plan
•	Disability coverage
•	Vacation benefit – you will be entitled to four weeks of vacation

You will immediately be eligible for:

•	Monthly parking in the Company’s corporate headquarters
•	Executive Dining Room privileges

Details relating to your benefit package will be provided under separate cover.

All our benefit plans and programs (including the DSP, defined below) are subject to change or termination at any time at the discretion of the Compensation Committee or the Board of Directors.

Deferred Savings Plan:	You will also be eligible to participate in our Key Management Deferred Savings Plan (the “DSP”). Currently, the DSP allows you to defer up to $50,000, plus all or a portion of your annual bonus, on an annual pre-tax basis. After one full calendar year of service, the DSP matches your contributions dollar for dollar on the first $12,000 provided that you are an active employee on December 31 of each year. Specific details of the DSP will be made available to you separately. The DSP is in addition to, not in lieu of, a 401(k) program under which there is matching up to the limit allowed by applicable rules. From and after August 15, 2012, you will no longer be eligible for participation in the Field Retirement Plan.

Restrictive Covenants:	You will be bound by the restrictive covenants set forth in your LTIP award agreements and in your Confidentiality, Intellectual Property, Non-Solicitation and Non-Disparagement Agreement (“CIPN&N Agreement”).

Relocation:	Relocation costs will be paid pursuant to the Hyatt Hotels Corporation Relocation Policy.

Termination:	Upon termination of your employment with the Company, your rights to any severance will be determined under the Hyatt Hotels Corporation Corporate Office Severance Plan, or, if applicable, the Hyatt Hotels Corporation Executive Officer Change in Control Plan, each as in effect from time to time.

Other:	As a condition to your continued employment with the Company in this new role, you will be required to confirm that you have signed or will agree to execute the CIPN&N Agreement and the Company’s Code of Business Conduct and Ethics. In addition, you will be bound by all policies to the extent that they apply to senior executives of the Company, including the T&E Policy, Internet Use Policy, Compensation Recovery Policy, Share Ownership Guidelines, Corporate Office Severance Plan, Executive Officer Change in Control Plan and Insider Trading Compliance Program.

Indemnification:	You shall be indemnified to the maximum extent provided under the indemnification provisions for officers and directors of the Company set forth in the Company’s Certificate of Incorporation and Bylaws (each as amended from time to time).

From and after August 15, 2012, the above terms supersede any employment agreement or arrangement that you may currently have with the Company or any of its subsidiaries. After you commence employment in the United States your employment with the Company or any of its subsidiaries is “at will.” This means that you may resign from the Company at any time with or without cause, and the Company has the right to terminate its employment relationship with you with or without cause at any time, subject to the terms of any Company policies or programs applicable to your position at the time of termination. Neither this letter agreement nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

I am very excited about you assuming this new role within the executive team and I assure you that the others with whom you have interacted here feel the same way. Please feel free to call me at (312) 780-5400 with any questions.

Please sign and date this letter agreement in the space indicated and return it to my attention to evidence your understanding and agreement to the terms set forth herein.

Sincerely,

HYATT HOTELS CORPORATION

By:	/s/ Mark S. Hoplamazian
Mark S. Hoplamazian
President and CEO

Acknowledged and agreed:

/s/ Gebhard Rainer
Gebhard Rainer

Date: July 31, 2012